PSB GROUP, INC. ANNOUNCES                                           EXHIBIT 99.1
FOURTH-QUARTER EARNINGS


Madison Heights, MI. January 25, 2005 -- PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced net income for the fourth quarter 2004 was $1,185,000, or $.41 per average outstanding share, compared to $1,159,000, or $.39 per average outstanding share in the fourth quarter of 2003. Full year earnings for 2004 totaled $4,218,000 or $1.46 per average outstanding share, compared to $4,213,000 or $1.36 per average outstanding share in 2003.

Total assets as of December 31, 2004 were $461,342,000 compared to $401,511,000 on December 31, 2003. The lending portfolio totaled $338,674,000 as of December 31, 2004 compared to $326,262,000 at December 31, 2003, representing nearly a 4% increase in total loans. Deposits totaled $411,132,000 on December 31, 2004 compared to $350,988,000 at the same time 2003, a better than 17% increase.

Robert L. Cole, President and CEO, noted that PSB Group's earnings finished the year on a very positive trend. Net income for the last six months of 2004 was $2,401,000, compared to $1,817,000 during the first six months, representing a 32% increase as 2004 came to a close.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with 11 offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.


Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900